UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 23, 2018 (August 20, 2018)

THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 461-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§204.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 20, 2018, Jeffrey W. Basch notified the company of his decision to retire as Vice President and Chief Accounting Officer in mid-2019 following many years of service. This announcement allows time for the company to hire Mr. Basch’s successor and for Mr. Basch to assist with an orderly transition.

(e) The Compensation Committee (the “Committee”) of the Board of Directors has determined that the special performance-based awards granted in August 2015 to Susan Patricia Griffith, at the time of grant the Personal Lines Chief Operating Officer and now the company’s Chief Executive Officer, and to John P. Sauerland, the company’s Chief Financial Officer, will not vest despite considerable growth in the company’s bundled auto policies. The 2015 awards measured the growth in the percentage of households with auto policies bundled with other personal insurance products (the “bundled percentage”), and a minimum 20% growth in the bundled percentage was required for the special awards to vest. Over the performance period, the number of households with auto policies bundled with other personal insurance policies grew by 61.4%, while the number of households with auto policies grew by 35.2%. The company’s extraordinary growth in auto over the 3-year measurement period inflated the denominator of the calculation of the results achieved. As a result, although growth in the number of households with bundled auto policies was significant, the growth in the bundled percentage was suppressed. The growth in the bundled percentage over the 3-year performance period was 19.4%, just shy of the minimum 20% required for the awards to vest. Had the 2015 special awards vested at the minimum threshold level, each would have been worth approximately $4.6 million (using the closing price on August 21, 2018).

The Committee concluded that Mrs. Griffith and Mr. Sauerland’s efforts during the 3-year performance period contributed significantly to the company’s overall auto growth and profitability and to the growth in the number of households with bundled auto policies. In light of those results and efforts, the Committee determined that the overall business goals that the Company was seeking to achieve when it granted the 2015 special awards had been satisfied and, therefore, it was appropriate to grant an additional time-based restricted stock unit award to each of Mrs. Griffith and Mr. Sauerland.

On August 21, 2018, the Committee granted to each of Mrs. Griffith and Mr. Sauerland a special time-based award, under The Progressive Corporation 2015 Equity Incentive Plan, having a value of $3 million and covering 44,630 restricted stock units, that will vest in three equal annual installments beginning on January 1, 2021.

Each time-based award is substantially similar to other time-based awards granted to executive officers and described in the company’s proxy statement dated March 30, 2018, except that no portion of the award will vest upon the recipient’s becoming eligible for a qualified retirement. If a recipient’s employment terminates prior to the vesting of the award for any reason other than death, then the award will be forfeited. If a recipient’s employment terminates as a result of death, the award will vest to the extent that it would have vested if the recipient had remained employed by the company for one year following such death. The award agreement is filed as an exhibit to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 4.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 23, 2018
THE PROGRESSIVE CORPORATION

By: /s/ Jeffrey W. Basch
Name: Jeffrey W. Basch
Title: Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description
10	10	Form of Restricted Stock Unit Award Agreement (2018 Special Time-Based Award)